Exhibit 99.15




      Johnson & Johnson Statement on Amgen Arbitration

          New Brunswick, NJ (October 18, 2002) -- Johnson & Johnson today announced that an arbitrator in Chicago has denied an effort by Amgen, Inc., to terminate the right of its Ortho Biotech subsidiary to sell erythropoetin (EPO) in the United States. The arbitrator in the dispute between Ortho Biotech and Amgen, former federal judge Frank McGarr, issued his ruling today, denying Amgen's request to terminate the 1985 license agreement under which Ortho Biotech obtained exclusive U.S. rights to Amgen-developed EPO for all indications outside of kidney dialysis.
          Amgen had filed suit in 1995, claiming that Ortho Biotech had breached its license rights by improperly making sales of EPO into Amgen's exclusive dialysis market. In his decision, the arbitrator found that sales had been made into markets where Amgen had retained exclusive rights, but that they did not warrant the extraordinary remedy of terminating the contract. Instead, he found that Amgen could be adequately compensated with monetary damages.
          The arbitrator awarded $150 million in damages. Amgen had sought $1.2 billion in damages.
          "In rejecting Amgen's effort to terminate our license, Judge McGarr has sustained our long-established position and belief in our performance under this agreement," said Jeffrey J. Leebaw, a spokesman for Johnson & Johnson. "We regret that he found it necessary to impose any monetary damages. The isolated occurrences of inappropriate conduct that took place in the early 1990s were discovered and corrected by the Company in 1993."
Exhibit 99.15
                             -2-

          The Company said it would pay the damage award, but seek attorneys' fees and costs from Amgen. Mr. Leebaw added, "In light of the arbitrator's complete rejection of Amgen's termination demand and the rejection of almost all of its damages claim, Ortho Biotech believes that it is the prevailing party."
          This arbitration was the fourth between the parties presided over by arbitrator McGarr since 1989. No further disputes remain pending before him, except for the issue of an award of attorneys' fees connected to the arbitration. In earlier arbitrations, Ortho Biotech was awarded $164 million for Amgen's actions delaying the entry of Ortho Biotech into the non-dialysis market and $187 million for sales by Amgen into Ortho Biotech's exclusive market. Amgen obtained an earlier $90 million award in connection with other aspects of the license agreement.
          A charge will be taken in the 3rd quarter of 2002 reflecting the total effect of the damage award. Since the Company has not yet filed 3rd quarter results with the SEC, Generally Accepted Accounting Principles (GAAP) require that the 3rd quarter results announced on October 15th be changed or amended to include this charge. Excluding an Earnings Per Share (EPS) effect of $.03 associated with this event, the Company reiterates the recent guidance endorsing the First Call EPS consensus of $2.26 for the fiscal year 2002 that was provided during the conference call on October 15, 2002, where we announced 3rd quarter results.

                      NOTE TO INVESTORS
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.